Exhibit 99.1

Callon Petroleum Company Announces Fourth Quarter and Full-Year 2015 Results

NATCHEZ, Miss., March 2, 2016 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today reported results of operations for the three and twelve month periods ended December 31, 2015.

Presentation slides accompanying this earnings release are available on the Company's website at www.callon.com located within the Investors (Events and Presentations) section of the site.

Financial and operational highlights for the fourth quarter of 2015 and other recent datapoints include:

  Net daily production of 10,598 barrels of oil equivalent per day ("BOE/d"), an increase of 9% compared to the third quarter of 2015, comprised of 80% oil volume
  Lease operating expense, including workovers, of $6.47 per barrel of oil equivalent ("BOE"), a decrease of 19% from the third quarter of 2015
  Adjusted EBITDA, a non-GAAP financial measure(i), of $31.8 million, representing a margin of approximately 73% of Adjusted Total Revenues, a non-GAAP financial measure(i)
  Adjusted Income available to common shareholders, a non-GAAP financial measure(i), of $0.05 per diluted share based on total average diluted shares outstanding of 73.0 million shares
  "Drill-bit" finding and development costs(i) of $8.98 per BOE for the year ended December 31, 2015 related to a 22 million BOE ("MMBOE") increase in total proved reserves from extensions and discoveries, net of revisions
  "All-sources" reserve replacement(i) of 711% of 2015 production volumes
  Increased total hedging portfolio to 64% and 36% of expected 2016 oil and natural gas volumes, respectively, based on the midpoint of current estimates
  Exchanged 719,000 common shares for 120,000 shares of Series A cumulative preferred stock with a total liquidation value of $6 million
(i)	See "Non-GAAP Financial Measures and Reconciliations" included within this release for related disclosures and calculations

"We continue to deliver top-line growth while also achieving meaningful reductions in both our operating cost structure and capital expenditures per well," commented Fred Callon, Chairman and Chief Executive Officer. "We have proactively modified our operational plans over the last year with the goal of living within our means to provide us a high degree of flexibility in the current commodity price environment. As a result of these operational moves, combined with strong well performance and capital efficiency, we believe we are positioned to achieve this goal in the second quarter of 2016, ahead of our previous forecasted timing."

Operations Update

At December 31, 2015, Callon had 83 gross (73 net) horizontal wells located in the Central and Southern Midland Basin, producing from five established zones, including a Middle Spraberry well placed on production in late October 2015. Our net daily production for calendar year 2015 grew approximately 70% year-over-year to 9,610 BOE/d (approximately 80% oil).

The following table summarizes the Company's drilling activity for the period indicated:

	For the Three Months Ended December 31, 2015
	Drilled		Completed (a)		Awaiting Completion
	Gross	Net	Gross	Net	Gross	Net
Southern Midland Basin horizontal wells	—	—	1	1.0	—	—
Central Midland Basin horizontal wells	9	6.6	5	2.7	6	4.3
Total Midland Basin wells	9	6.6	6	3.7	6	4.3

(a)	Completions include wells drilled prior to the fourth quarter of 2015.

Capital Expenditures

For the three months ended December 31, 2015, we accrued $36.4 million in operational capital expenditures, including facilities, compared to $47.1 million in the third quarter of 2015. Approximately $2 million of the operational capital expenditures accrued in the fourth quarter of 2015 was attributed to incremental operational capital expenditures related to our working interest acquisition in November 2015. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis (in thousands):

	Three Months Ended December 31, 2015
	Operational Capital Expenditures	Capitalized Interest	Capitalized G&A	Total Capital Expenditures
Cash basis	$42,718	$2,456	$3,221	$48,395
Timing adjustments (a)	(6,328)	34	—	(6,294)
Non-cash items	—	—	2,027	2,027
Accrual (GAAP) basis	$36,390	$2,490	$5,248	$44,128

(a)	Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

For the year ended December 31, 2015, we accrued a total of $186 million for operational capital expenditures.

In January 2016, we announced an operational capital budget for 2016 in the range of $75 to $80 million, a reduction of over 50% from the 2015 level noted above, both on an accrual basis. The current budget reflects the transition from a two-rig to a one-rig program starting in March 2016. The following table details the 2016 horizontal wells we expect to place on production, all of which are located in the Central Midland Basin and planned to be completed from two to three well pads:

	Lateral	Horizontal Wells
Target Zones	Lengths	Gross	Net
Lower Spraberry	5,000' - 10,000'	20	13.9
Wolfcamp A	10,000'	1	0.2
		21	14.1

Proved Reserves

The Company recently completed the reserve audit for the year ended December 31, 2015 with its independent reserve auditor, DeGolyer and MacNaughton. As of December 31, 2015, Callon's estimated total proved reserves were 54.3 million BOE, a 65% increase over the previous year-end. The proved reserves estimate is comprised of 80% oil and 53% proved developed volumes. Included in total proved reserve estimates are 60 (gross) horizontal proved undeveloped locations.

The following table presents the progression of our estimated net proved oil and natural gas reserves from December 31, 2014 to 2015, and in each case, prepared in accordance with the rules and regulations of the SEC.

	Oil	Natural Gas	Total
Proved developed and undeveloped reserves	(MBbls)	(MMcf)	(MBOE)
As of December 31, 2014	25,733	42,548	32,824
Revisions to previous estimates	(1,632)	4,870	(820)
Extensions and discoveries	19,127	19,621	22,397
Purchases, net of sale, of reserves in place	2,909	2,810	3,377
Production	(2,789)	(4,312)	(3,508)
As of December 31, 2015	43,348	65,537	54,271

Callon added a total of 25 MMBOE in 2015 from drilling activity and acquisitions, replacing 711% of 2015 production as calculated by the sum of reserve extensions, discoveries, net purchases and revisions (including all price-related revisions), divided by annual production ("All-sources reserve replacement"). The Company's finding and development from extensions and discoveries ("Drill-bit F&D") costs were $8.98 per BOE calculated as cash costs incurred for exploration and development divided by the sum of extensions and discoveries, and revisions to previous estimates. See "Non-GAAP Financial Measures and Reconciliations" included within this release for related disclosures and calculations.

First Quarter and Annual 2016 Guidance

	First Quarter	Annual
	2016	2016
Total production (BOE/d)	11,600 - 11,800	11,500 - 12,000
% oil	77% - 79%	77% - 79%
% oil hedged (a)	58%	64%

Expenses (per BOE)
LOE, including workovers	$7.00 - $7.50	$6.75 - $7.25
Production taxes, including ad valorem	$2.00 - $2.25	$2.00 - $2.50
Adjusted G&A (b)	$4.35 - $4.65	$3.80 - $4.20
Adjusted G&A - cash component (c)	$3.85 - $4.15	$3.30 - $3.70

Operational Capital Expenditures
Accrual basis ($MM)		$75 - $80

(a)	Based on the midpoint of guidance. Includes swaps, three-way collars and two-way collars tied to the WTI NYMEX benchmark pricing.
(b)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(c)	Excludes stock-based compensation and corporate depreciation and amortization.

Liquidity

As of December 31, 2015, Callon had $40 million of outstanding borrowings under its credit facility.

Based on current commodity strip prices, Callon projects that its incremental borrowing requirements under the facility will be approximately $50 to $55 million for 2016, with almost all of those borrowings expected to be incurred in the first quarter of 2016, including amounts paid for the working interest acquisitions in the Cassleman-Bohannon fields completed in January 2016. This estimated borrowing amount excludes the net impact of any potential acquisitions. Following the reduction in drilling activity that recently occurred in March 2016, Callon believes it will essentially be net cash flow neutral beginning in the second quarter of 2016 based on current estimates, including commodity price levels.

Operating and Financial Results

The following table presents summary information for the periods indicated:

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net production
Oil (MBbls)	777	689	529
Natural gas (MMcf)	1,188	1,239	839
Total production (MBOE)	975	896	669
Average daily production (BOE/d)	10,598	9,739	7,272
% oil (BOE basis)	80%	77%	79%
Oil and natural gas revenues (in thousands)
Oil revenue	$30,582	$30,582	$34,409
Natural gas revenue	2,981	3,734	4,009
Total revenue	$33,563	$34,316	$38,418
Impact of cash-settled derivatives	9,918	9,789	7,068
Adjusted Total Revenue (i)	$43,481	$44,105	$45,486

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Additional per BOE data
Sales price, excluding impact of cash-settled derivatives	$34.42	$38.30	$57.43
Sales price, including impact of cash-settled derivatives	44.60	49.22	67.99

Lease operating expense	$6.47	$8.03	$11.22
Production taxes	2.04	2.88	3.80
Depletion, depreciation and amortization	17.29	18.64	27.04
Adjusted G&A - total (a)	4.45	4.63	5.88
Adjusted G&A - cash component (b)	3.80	3.81	4.34

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(b)	Excludes the amortization of equity-settled share-based incentive awards and corporate depreciation and amortization.

Total Revenue. For the quarter ended December 31, 2015, Callon reported total revenues including cash-settled derivatives ("Adjusted Total Revenue," a non-GAAP financial measure(i)) of $43.5 million, comprised of oil revenues of $40.0 million, and natural gas revenues of $3.5 million including the $9.9 million impact of settled derivative contracts. The table above reconciles to the related GAAP measure the Company's revenue to Adjusted Total Revenue. Average daily production for the quarter was 10,598 BOE/d compared to average daily production of 9,739 BOE/d in the third quarter of 2015. Average realized prices, including and excluding the effects of hedging, are detailed below.

Hedging impacts. For the quarter ended December 31, 2015, Callon recognized the following hedging-related items:

	In Thousands	Per Unit
Oil derivatives contracts
Net gain on settlements	$9,436	$12.14
Net gain on fair value adjustments	1,384
Total net gain on oil derivatives contracts	$10,820

Natural gas derivatives contracts
Net gain on settlements	$482	$0.41
Net loss on fair value adjustments	(407)
Total net gain on natural gas derivatives contracts	$75

Total derivatives contracts
Net gain on settlements	$9,918	$10.17
Net gain on fair value adjustments	977
Total net gain on total derivatives contracts	$10,895

Average realized prices, including and excluding the impact of cash settled derivatives during the fourth quarter, were as follows:

Three Months Ended
December 31, 2015
Average realized sales price
Oil (per Bbl) (excluding impact of cash-settled derivatives)	$39.36
Impact of cash-settled derivatives	12.14
Oil (per Bbl) (including impact of cash-settled derivatives)	$51.50

Natural gas (per Mcf) (excluding impact of cash-settled derivatives)	$2.51
Impact of cash-settled derivatives	0.41
Natural gas (per Mcf) (including impact of cash-settled derivatives)	$2.91

Total (per BOE) (excluding impact of cash-settled derivatives)	$34.42
Impact of cash-settled derivatives	10.17
Total (per BOE) (including impact of cash-settled derivatives)	$44.60

Lease Operating Expenses, including workover expense ("LOE"). LOE for the three months ended December 31, 2015 was $6.47 per BOE, compared to LOE of $8.03 per BOE in the third quarter of 2015.

Production Taxes, including ad valorem taxes. Production taxes were $2.04 per BOE in the fourth quarter of 2015, representing approximately 5.9% of total revenue before the impact of derivative settlements.

Depreciation, Depletion and Amortization ("DD&A"). DD&A for the three months ended December 31, 2015 was $17.29 per BOE compared to $18.64 per BOE in the third quarter of 2015, with the decrease in per unit DD&A being attributable to increases in proved reserves relative to our depreciable asset base and assumed future development costs related to undeveloped proved reserves. The increase in our depreciable base was offset by a decrease related to the write-down of oil and natural gas properties in the third quarter of 2015.

General and Administrative, net of amounts capitalized ("G&A"). G&A excluding certain non-cash incentive share-based compensation valuation adjustments ("Adjusted G&A", a non-GAAP measure(i)) was $4.3 million, or $4.45 per BOE, for the current period compared to $4.1 million, or $4.63 per BOE, for the third quarter of 2015. The cash component of Adjusted G&A was $3.7 million, or $3.80 per BOE, for the current period compared to $3.4 million, or $3.81 per BOE, for the third quarter of 2015.

For the fourth quarter of 2015, G&A and Adjusted G&A, which excludes the amortization of equity-settled, share-based incentive awards and corporate depreciation and amortization, are calculated as follows (in thousands):

	Recurring
	Cash	Non-Cash	Total
G&A expenses
Cash G&A	$3,709	$—	$3,709
Restricted stock share-based compensation	—	512	512
Change in the fair value of liability share-based awards	—	1,842	1,842
Corporate depreciation & amortization	—	117	117
Total G&A expense:	$3,709	$2,471	$6,180
Adjusted G&A
Less: Change in the fair value of liability share-based awards			$(1,842)
Adjusted G&A – total			4,338
Restricted stock share-based compensation			(512)
Corporate depreciation & amortization			(117)
Adjusted G&A – cash component			$3,709

Write-down of Oil and Natural Gas Properties. During the fourth quarter of 2015, the Company recognized a write-down of its oil and natural gas properties for a total of $121 million as a result of the ceiling test limitation and the impact of lower commodity prices. No write-down of oil and natural gas properties was recognized during the comparable prior year period.

Income (Loss) Available to Common Shareholders. The Company reported a net loss available to common shareholders of $115.1 million in the fourth quarter of 2015 and adjusted income available to common shareholders ("Adjusted Income"), a non-GAAP measure(i), of $3.8 million, or $0.05 per diluted share.

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures such as "discretionary cash flow," "Adjusted Income," "Adjusted G&A," "Adjusted EBITDA," "Adjusted Total Revenues," "Drill-bit F&D costs" and "All-sources reserve replacement." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

  Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Discretionary cash flow and discretionary cash flow per diluted share are calculated using net income (loss) adjusted for certain items including depreciation, depletion and amortization, the impact of financial derivatives (including the mark-to-market effects, net of cash settlements and premiums paid or received related to our financial derivatives), remaining asset retirement obligations related to our divested offshore properties, restructuring and other non-recurring costs, deferred income taxes and other non-cash income items.
  Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table above details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
  We believe that the non-GAAP measure of Adjusted income available to common shareholders ("Adjusted Income") and Adjusted Income per diluted share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided below. Prior to being tax-effected and excluded, the amounts reflected in the determination of Adjusted Income and Adjusted Income per diluted share above were computed in accordance with GAAP.
  We calculate Adjusted Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") as Adjusted Income plus interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that Adjusted EBITDA provides additional information with respect to our performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA we present may not be comparable to similarly titled measures of other companies.
  We believe that the non-GAAP measure of Adjusted Total Revenues is useful to investors because it provides readers with a revenue value more comparable to other companies who account for derivative contracts and hedges and include their affects in revenue. We believe Adjusted Total Revenue is also useful to investors as a measure of the actual cash inflows generated during the period.
  We believe "Drill-bit F&D costs" and "All-sources reserve replacement" ratios are non-GAAP metrics commonly used by Callon and other companies in our industry, as well as analysts and investors, to measure and evaluate the cost of replenishing annual production and adding proved reserves. The Company's definitions of drill-bit F&D costs and all-sources reserve replacement may differ significantly from definitions used by other companies to compute similar measures and as a result may not be comparable to similar measures provided by other companies. Consequently, we provided the detail of our calculation within the included tables.

The following tables reconcile to the related GAAP measure the Company's income (loss) available to common stockholders to Adjusted Income and the Company's net income (loss) to Adjusted EBITDA (in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Income (loss) available to common stockholders	$(115,144)	$(113,779)	$16,988
Valuation allowance	40,025	68,818	—
Write-down of oil and natural gas properties	78,737	56,746	—
Net gain on derivatives, net of settlements	(635)	(8,771)	(14,249)
Rig termination fee	(368)	—	—
Change in the fair value of share-based awards	1,197	37	(1,713)
Early retirement expenses	—	—	—
Withdrawn proxy contest expenses	—	65	65
Gain on early redemption of debt	—	—	1,985
Adjusted Income	$3,812	$3,116	$3,076
Adjusted Income per fully diluted common share	$0.05	$0.05	$0.05

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net income (loss)	$(113,170)	$(111,805)	$18,962
Write-down of oil and natural gas properties	121,134	87,301	—
Net gain on derivatives, net of settlements	(977)	(13,494)	(21,921)
Change in the fair value of share-based awards	2,354	655	(1,941)
Rig termination fee	(566)	—	—
Gain on early redemption of debt	—	—	3,054
Withdrawn proxy contest expenses	—	100	100
Acquisition expense	27	(3)	668
Income tax expense	—	45,667	10,504
Interest expense	5,544	5,603	4,765
Depreciation, depletion and amortization	17,308	16,026	18,521
Accretion expense	175	142	223
Adjusted EBITDA	$31,829	$30,192	$32,935
Adjusted EBITDA per diluted share	$0.44	$0.46	$0.59

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP measure(i), for the fourth quarter of 2015 was $27.1 million, or $0.37 per diluted share, and is reconciled to operating cash flow in the following table (in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Cash flows from operating activities:
Net income (loss)	$(113,170)	$(111,805)	$18,962
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	17,308	16,026	18,521
Write-down of oil and natural gas properties	121,134	87,301	—
Accretion expense	175	142	223
Amortization of non-cash debt related items	781	781	778
Amortization of deferred credit	—	—	(54)
Deferred income tax expense	—	45,667	10,504
Net gain on derivatives, net of settlements	(977)	(13,494)	(21,922)
Gain on early debt extinguishment	—	—	3,054
Rig termination fee	(566)	—	—
Non-cash expense related to equity share-based awards	521	368	694
Change in the fair value of liability share-based awards	1,853	64	(2,635)
Discretionary cash flow	$27,059	$25,050	$28,125
Discretionary cash flow per diluted share	$0.37	$0.38	$0.50

Changes in working capital	4,475	1,639	9,090
Payments to settle asset retirement obligations	(211)	(1,142)	(525)
Net cash provided by operating activities	$31,323	$25,547	$36,690

Weighted average dilutive shares outstanding	73,036	66,277	56,257

Drill-bit F&D and Reserve Replacement

	Calculation Parameters	2015 Metrics
Production (MBOE)	(A)	3,508

Proved reserves (MBOE)
Revisions to previous estimates (including price-related)	(B)	(820)
Purchases, net of sale, of reserves in place	(C)	3,377
Extensions and discoveries	(D)	22,397
Total additions, net of sale	(E)	24,954

Capital costs incurred (in thousands)
Property acquisition costs		$32,246
Exploration and development costs (a)	(F)	193,660
Total capital costs incurred	(G)	$225,906

Drill-bit F&D per BOE	(F) / (B + D)	$8.98
All-sources F&D per BOE	(G) / (E )	$9.05

Organic reserve replacement ratio	(B + D) / (A)	615%
All-sources reserve replacement ratio	(E) / (A)	711%

(a)	Includes $200 million in costs related to proved properties and $15 million related to unproved properties.

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except par and per share values and share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,224	$968
Accounts receivable	39,624	30,198
Fair value of derivatives	19,943	27,850
Other current assets	1,461	1,441
Total current assets	62,252	60,457
Oil and natural gas properties, full cost accounting method:
Evaluated properties	2,335,223	2,077,985
Less accumulated depreciation, depletion and amortization	(1,756,018)	(1,478,355)
Net oil and natural gas properties	579,205	599,630
Unevaluated properties	132,181	142,525
Total oil and natural gas properties	711,386	742,155
Other property and equipment, net	7,700	7,118
Restricted investments	3,309	3,810
Deferred tax asset	—	44,688
Deferred financing costs	3,642	4,776
Other assets, net	305	342
Total assets	$788,594	$863,346
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$70,970	$76,753
Accrued interest	5,989	5,993
Cash-settled restricted stock unit awards	10,128	3,856
Asset retirement obligations	790	4,747
Deferred tax liability	—	6,214
Fair value of derivatives	—	1,249
Total current liabilities	87,877	98,812
Senior secured revolving credit facility	40,000	35,000
Secured second lien term loan, net of unamortized deferred financing costs	288,565	286,576
Asset retirement obligations	4,317	1,927
Cash-settled restricted stock unit awards	4,877	7,175
Other long-term liabilities	200	121
Total liabilities	425,836	429,611
Stockholders' equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 1,578,948 and 1,578,948 shares outstanding, respectively	16	16
Common stock, $0.01 par value, 150,000,000 and 110,000,000 shares authorized; 80,087,148 and 55,225,288 shares outstanding, respectively	801	552
Capital in excess of par value	702,970	526,162
Accumulated deficit	(341,029)	(92,995)
Total stockholders' equity	362,758	433,735
Total liabilities and stockholders' equity	$788,594	$863,346

Callon Petroleum Company
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating revenues:
Oil sales	$30,582	$34,409	$125,166	$139,374
Natural gas sales	2,981	4,009	12,346	12,488
Total operating revenues	33,563	38,418	137,512	151,862
Operating expenses:
Lease operating expenses	6,308	7,509	27,036	22,372
Production taxes	1,993	2,544	9,793	8,973
Depreciation, depletion and amortization	16,854	18,089	69,249	56,724
General and administrative	6,180	1,402	28,347	25,109
Accretion expense	175	223	660	826
Write-down of oil and natural gas properties	121,134	—	208,435	—
Rig termination fee	(566)	—	3,075	—
Gain on sale of other property and equipment	—	—	—	(1,080)
Acquisition expense	27	668	27	668
Total operating expenses	152,105	30,435	346,622	113,592
Income (loss) from operations	(118,542)	7,983	(209,110)	38,270
Other (income) expenses:
Interest expense	5,544	4,765	21,111	9,772
Gain on early extinguishment of debt	—	3,054	—	(151)
Gain on derivative contracts	(10,895)	(28,990)	(28,358)	(31,736)
Other income	(21)	(312)	(198)	(515)
Total other income	(5,372)	(21,483)	(7,445)	(22,630)
Income (loss) before income taxes	(113,170)	29,466	(201,665)	60,900
Income tax expense	—	10,504	38,474	23,134
Net income (loss)	(113,170)	18,962	(240,139)	37,766
Preferred stock dividends	(1,974)	(1,974)	(7,895)	(7,895)
Income (loss) available to common stockholders	$(115,144)	$16,988	$(248,034)	$29,871
Income (loss) per common share:
Basic	$(1.58)	$0.31	$(3.77)	$0.67
Diluted	$(1.58)	$0.30	$(3.77)	$0.65

Shares used in computing income (loss) per common share:
Basic	73,036	55,225	65,708	44,848
Diluted	73,036	56,257	65,708	45,961

Callon Petroleum Company
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(240,139)	$37,766
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	69,891	58,014
Write-down of oil and natural gas properties	208,435	—
Accretion expense	660	826
Amortization of non-cash debt related items	3,123	1,272
Amortization of deferred credit	—	(487)
Deferred income tax expense	38,474	23,134
Net loss (gain) on derivatives, net of settlements	6,658	(27,650)
Gain on sale of other property and equipment	—	(1,080)
Non-cash gain on early debt extinguishment	—	(151)
Non-cash expense related to equity share-based awards	221	1,126
Change in the fair value of liability share-based awards	6,612	3,936
Payments to settle asset retirement obligations	(3,258)	(3,808)
Changes in current assets and liabilities:
Accounts receivable	(4,761)	(7,915)
Other current assets	(20)	622
Current liabilities	8,001	12,805
Payments to settle vested liability share-based awards related to early retirements	(3,538)	(1,417)
Payments to settle vested liability share-based awards	(3,925)	(2,052)
Change in other long-term liabilities	80	(106)
Change in other assets, net	338	(448)
Net cash provided by operating activities	86,852	94,387
Cash flows from investing activities:
Capital expenditures	(227,292)	(232,596)
Acquisitions	(32,245)	(222,883)
Proceeds from sales of mineral interest and equipment	377	2,978
Net cash used in investing activities	(259,160)	(452,501)
Cash flows from financing activities:
Borrowings on senior secured revolving credit facility	181,000	132,500
Payments on senior secured revolving credit facility	(176,000)	(119,500)
Borrowings on term loans	—	382,500
Payments on term loans	—	(84,149)
Payment of deferred financing costs	—	(19,779)
Redemption of 13% senior notes	—	(50,057)
Issuance of common stock	175,459	122,450
Payment of preferred stock dividends	(7,895)	(7,895)
Net cash provided by financing activities	172,564	356,070
Net change in cash and cash equivalents	256	(2,044)
Balance, beginning of period	968	3,012
Balance, end of period	$1,224	$968

Earnings Call Information

The Company will host a conference call on Thursday, March 3, 2016, to discuss fourth quarter 2015 financial and operating results.

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, March 3, 2016, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:	Live webcast will be available at www.callon.com in the "Investors" section of the website.

Alternatively, you may join by telephone using the following numbers:
Toll Free:	1-888-349-0096
Canada Toll Free:	1-855-669-9657
International:	1-412-902-0125
Request to join:	Callon Petroleum Company Earnings and Results Call

An archive of the conference call webcast will also be available at www.callon.com in the "Investors" section of the website.

About Callon Petroleum

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration, and operation of oil and natural gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review under the "News" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production, future levels of production, the Company's 2016 guidance, capital budget amounts and expected cash flows, capital expenditure and other spending plans, ratios and other metrics, liquidity, commodity prices, reserve quantities and the present value thereof, the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294